Exhibit 99.1
CONSOL Energy Reports Fourth Quarter Net Income of $150 million, or $0.65 per Diluted Share;
Annual 2012 Net Income of $388 million, or $1.70 per Diluted Share;
Quarterly Coal Costs Per Ton Fall to $48.21

PITTSBURGH (January 31, 2013) - CONSOL Energy Inc. (NYSE: CNX), the leading diversified fuel producer in the Eastern United States, reported net income for the quarter ended December 31, 2012 of $150 million, or $0.65 per diluted share, compared to $196 million, or $0.85 per diluted share from the year-earlier quarter. Net income for 2012 was $388 million, or $1.70 per diluted share, compared to $632 million, or $2.76 per diluted share for 2011.

CONSOL's fourth quarter earnings included two discrete items. The company recorded a pre-tax charge of $13 million, or $0.04 per dilutive share (after tax), for a voluntary severance program for certain active salaried corporate and operation support employees and realized a pre-tax gain of $90 million, or $0.26 per dilutive share (after tax), on the sale of assets.

"CONSOL Energy continued to re-balance its world class portfolio of assets in 2012," commented J. Brett Harvey, chairman and CEO, "while successfully managing our coal and gas businesses through a very challenging environment. In our Coal Division for 2012, we worked with our domestic thermal coal customers and the railroads throughout the year to keep contracted shipments flowing despite weak markets. We carefully managed both thermal and metallurgical coal production to avoid building inventory. Our 100%-owned Baltimore Terminal saw near-record shipments, as CONSOL was able to continue to participate in the growth of world coal markets. CONSOL executed well in a tough macro environment characterized by a tepid economy and unusually warm winter weather."

In the Gas Division, 2012 represented the first full year of drilling for CONSOL Energy with its joint venture partner, Noble Energy, Inc., in the Marcellus Shale. The year was characterized by a broad strategic shift, as drilling shifted from the dry gas area to the wet gas area of the play in order to enhance margins. The company also saw success from its exploration program in the Ohio Utica Shale.

During 2012, CONSOL Energy sold non-revenue producing assets for $350 million. Assets sold included coal reserves and/or resources from Central Appalachia, the Powder River Basin, and western Canada. CONSOL expects to continue to sell assets in 2013. CONSOL also benefited in 2012 from the $328 million annual payment from Noble Energy. This was the second of three annual installments. Because of cash inflows from these items, cash from operations, and cash on hand, the company was able to fund its 2012 capital expenditures of $1.57 billion without incurring any net short-term debt on its revolving credit facilities.

"When investors step back for a minute and consider that in the past two years, CONSOL Energy has earned over $1 billion in net income and generated $2.3 billion in operating cash flow," continued Mr. Harvey, "I think they'll realize that we've executed at a level — in both good and challenging times — that few, if any, of our peers in the energy industry can match. This is why I believe that CONSOL Energy deserves to be a core holding for energy investors."

2012 Fourth Quarter Discussion

Total company sales revenue was $1.2 billion. This was lower than the $1.4 billion from the year-earlier quarter, which was the highest ever achieved by CONSOL in a fourth quarter. The decrease was due to lower coal sales volumes of 500,000 tons, as well as lower average sales prices for the company's low-vol and high-vol coal categories, at $129 and $68 per short ton, FOB mine, respectively. Thermal coal average sales prices, meanwhile, increased to $63 per ton. Coal margins, across all of the company's sales, were $18.20 per ton, a decrease of $0.68 per ton from the year-earlier quarter. Lower sales volumes and slightly smaller coal margins drove a decrease in Adjusted EBITDA1, a non-

1The term "Adjusted EBITDA" is a non-GAAP financial measure, which is defined and reconciled to the GAAP net income below, under the caption “Non-GAAP Financial Measures."

GAAP financial measure, and cash flow from operations. Adjusted EBITDA in the quarter ended December 31, 2012 was $419 million, down from $440 million in the year-earlier quarter. Cash flow from operations was $198 million, versus $275 million. Capital expenditures were $423 million in the current quarter, compared to $385 million for the December 2011 quarter.

The Gas Division reported net income of $9.4 million, which was nearly identical to year-earlier quarter, after adjusting for that quarter's $33 million (after-tax) gain from the Hess transaction. Higher production volumes were offset by smaller margins. The company remains encouraged that within the overall cost structure, the (fully-loaded) costs associated with its Marcellus Shale operations were $2.83 per Mcfe.

Coal Division Results

Overall costs per ton sold in the 2012 fourth quarter were $48.21, or a decrease of $4.43 from the $52.64 in the fourth quarter of 2011. This is the lowest quarterly cost per ton for any quarter of 2012. Cost containment has been a major focus of CONSOL Energy in 2012, as the company has sought to maintain overall margins in the face of weaker prices for its metallurgical coals.

COAL DIVISION RESULTS BY PRODUCT CATEGORY - Quarter-To-Quarter Comparison

	Low-Vol	Low-Vol	High-Vol	High-Vol	Thermal	Thermal
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended	Ended
	December 31,	December 31,	December 31,	December 31,	December 31,	December 31,
	2012	2011	2012	2011	2012	2011

Beginning Inventory (millions of tons)	0.4	0.1	—	—	1.3	1.6
Coal Production (millions of tons)	0.7	1.4	0.7	1.2	12.9	12.6
Ending Inventory (millions of tons)	0.2	0.2	—	—	1.2	1.6
Sales - Company Produced (millions of tons)	0.8	1.3	0.7	1.2	13.1	12.6

Sales Per Ton	$128.78	$191.69	$68.29	$76.00	$62.53	$58.83

Beginning Inventory Cost Per Ton	$87.32	$67.35	$—	$—	$51.55	$52.89

Total Direct Costs Per Ton	$36.73	$38.84	$29.30	$34.64	$29.26	$32.58
Royalty/Production Taxes Per Ton	6.80	11.87	1.55	2.75	3.84	4.05
Direct Services to Operations Per Ton	7.27	3.60	5.07	5.74	4.14	4.29
Retirement and Disability Per Ton	6.43	7.41	3.60	4.29	3.58	4.55
DD&A Per Ton	10.80	7.07	6.93	7.26	5.95	5.99
Total Production Costs	$68.03	$68.79	$46.45	$54.68	$46.77	$51.46

Ending Inventory Cost Per Ton	$86.38	$67.60	$—	$—	$50.94	$58.32

Total Cost Per Ton Sold	$71.71	$68.85	$46.45	$54.68	$46.88	$50.80
Average Margin Per Ton Sold	$57.07	$122.84	$21.84	$21.32	$15.65	$8.03
Addback: DD&A Per Ton	$10.80	$7.07	$6.93	$7.26	$5.95	$5.99
Average Margin Per Ton, before DD&A	$67.87	$129.91	$28.77	$28.58	$21.60	$14.02
Cash Flow before Cap. Ex and DD&A ($MM)	$54	$169	$20	$34	$283	$177

Sales and production exclude CONSOL Energy's portion from equity affiliates. Direct Costs per Ton include items such as labor and benefits, supplies, power, preparation costs, project expenses and gas well plugging costs. Direct Services to Operations Per Ton include items such as subsidence costs, direct administrative, selling expenses, permitting and compliance and asset retirement obligations. Retirement and Disability Per Ton Sold includes charges for pension, retiree medical and other employee related long-term liabilities. The treatment of general and administrative has changed; it has been removed from the costs shown in this table for both the current quarter and the year-earlier quarter. Management has decided to allocate G&A to the coal division and the gas division, but will no longer allocate G&A beyond that. Sales times Average Margin Per Ton, before DD&A is meant to approximate the amount of cash generated for the low-vol, high-vol, and thermal coal categories. This cash generation will be offset by maintenance of production (MOP) capital expenditures.
Costs per ton sold for low-vol coal were $2.86 higher than the prior year's quarter, due to inventory valuation changes. Price-related royalties and production taxes declined significantly. All other cost categories showed meaningful declines, except for DD&A, which was higher due to increased capital investment and lower volumes.Costs per ton sold for high-vol coal were $8.23 lower than the prior year's quarter, as a result of fewer maintenance and repair projects. Additionally, the higher-cost Fola Mine was idle during the just-ended quarter.

Costs per ton sold for thermal coal were $3.92 lower than the prior year's quarter, as the higher-cost Fola Mine was idle. Additionally, the mines producing high-vol coal had lower straight-time and overtime expenses, lower supply costs, and fewer maintenance and repair projects.

Coal Marketing Update

Low-Vol: Since November 2012, demand for low-vol coal has improved modestly in Asia, South America, Europe, and domestically.  After a period of de-stocking in China, customers have re-entered the market to purchase capesize vessels of low-vol coal through the 2013 first quarter.  For the Brazilian steel industry, recent changes in monetary, fiscal and tax policies have resulted in improved steel mill utilization rates. Although economic conditions throughout Europe are challenging, several blast furnaces have re-started operations.  These revived blast furnaces have sustained the European demand for Buchanan low-vol coking coal.

Strategically, CONSOL is attempting to diversify its customer base to include more domestic customers. CONSOL has succeeded in obtaining two new domestic customers in 2013.

High-Vol: CONSOL's high-vol coal has been penetrating new end-markets in both the U.S. and internationally. New test cargoes to steel mills in the U.S. and Brazil present opportunities for increased sales, while existing customers have re-affirmed interest to increase their blend of high-vol coal. In the Asian market, CONSOL's high-vol coal is benefiting from that China's re-stocking and fiscal stimulus. Shipments of high-vol coal to China resumed in November 2012 and are scheduled to continue through the end of 2013 first quarter. If demand continues, consistent shipments could occur throughout the remainder of 2013.
U.S. and Global Thermal: Under CONSOL's base case, the company's Northern Appalachian (NAPP) thermal coal is 100% sold for 2013. However, certain surge capacity exists to supply incremental volumes if additional demand materializes. Because the first part of winter has been mild, current PJM-area generator stockpiles are slightly above their five-year average.  Normal winter weather has started and we expect PJM-area generator stockpiles to decline accordingly.  Customer demand for contracted coal has been steady.   The company expects to continue to broaden its end-markets for our NAPP thermal coal and participate in the growth in world markets. The market for CONSOL's NAPP thermal coal in Europe remains stable from high natural gas prices, a carbon market which facilitates the use of coal, and uncertainties related to the future of government subsidies for renewable energy. During the 2012 fourth quarter, new markets were established for CONSOL's Pittsburgh #8 seam thermal coal with customers in the Caribbean Region and in South America.
The Asian markets are exhibiting signs of increased demand and pricing.  We expect India to import at least 30 million tons of incremental thermal coal in 2013 based on normal power and domestic production shortages.  CONSOL's high Btu Pittsburgh #8 seam thermal coal has been successfully used by power producers in India during 2012.

For 2013, CONSOL Energy expects 5 - 10 million tons of its coal, across all sales categories, will be exported.

Gas Division Results

CONSOL Energy released detailed information on its gas operations in a release dated January 18, 2013.

Coalbed Methane (CBM): Total production was 21.4 Bcf, a decrease of 10% from the 23.8 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Marcellus Shale: Total production was 12.4 Bcf (net to CONSOL), an increase of 73% from the 7.2 Bcf produced in the year-earlier quarter. The increase is attributable to increased drilling and longer laterals.

Shallow: Total production was 7.4 Bcf, a decrease of 10% from the 8.2 Bcf produced in the year-earlier quarter. The company has been shifting rigs and capital toward higher potential return Marcellus and Utica drilling prospects.

Other: Our other category had production of 0.7 Bcf, an increase of 19% from the 0.6 Bcf produced in the year-earlier quarter.

The table below shows the quarterly comparison of key metrics for the Gas Division:

GAS DIVISION RESULTS — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	December 31, 2012	December 31, 2011
Total Revenue and Other Income ($ MM)	$212.2	$269.7
Net Income	$9.4	$43.0
Net Cash from Operating Activities ($ MM)	$(57.0)	$16.1
Total Period Production (Bcfe)	41.8	39.7
Average Daily Production (MMcfe)	454.7	431.2
Capital Expenditures ($ MM)	$124.4	$129.5
Production results are net of royalties.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison

	Quarter	Quarter
	Ended	Ended
	December 31, 2012	December 31, 2011
Average Sales Price	$4.44	$4.68
Costs - Production
Lifting	$0.52	$0.77
Ad Valorem, Severance and Other Taxes	$0.17	$0.15
DD&A	$1.11	$1.00
Total Production Costs	$1.80	$1.92

Costs - Gathering
Operating Costs	$0.62	$0.64
Transportation	$0.51	$0.34
DD&A	$0.19	$0.21
Total Gathering Costs	$1.32	$1.19

Gas Direct Administrative Selling & Other	$0.28	$0.37

Total Costs	$3.40	$3.48

Margin	$1.04	$1.20
Note: Costs − Administration excludes incentive compensation and other corporate expenses.

Lifting costs were improved due to decreased road maintenance, decreased contract pumping and well tending services, and decreased swabbing, fishing, and scale removal costs, all of which were due in part to current cost containment efforts. Higher severance taxes were caused by the enactment of the Pennsylvania impact fee on Marcellus Shale wells in 2012.

Gas Acreage Update

Under our joint venture agreements with Noble Energy and Hess Corporation, each of them has the right to perform due diligence on the title to the oil and gas interests which we conveyed to them and to assert that title to the acreage is defective. If they establish any title defects which are not resolved in favor of CONSOL Energy or if the subject acreage is reassigned to us at our request, then subject to certain deductibles, Noble's and Hess's respective aggregate carried cost obligation under the joint venture agreements will be reduced by the value the parties previously allocated to the affected acreage in the transaction.

To date, in our Marcellus Shale joint venture transaction, Noble has asserted formal title defects with respect to approximately 25,780 gross deal acres, which have an aggregate transaction value of $175 million. We believe that we will resolve most of those defects favorably to CONSOL Energy. To date, we have conceded defects to Noble which have an aggregate transaction value equal to less than the applicable deductibles and the impact of these conceded defects on the Company's financial statements has not been material.

In the case of our Ohio Utica Shale joint venture with Hess, based on title work performed by Hess, we believe that there are chain of title issues with respect to approximately 36,000 of the joint venture acres, most of which likely cannot be cured. Hess's 50% interest in these 36,000 acres has an allocated transaction value of approximately $146 million. The loss of these Utica Shale acres will not have a material impact on the Company's financial statements.  After accounting for these defective acres, there are approximately 161,000 acres in our Ohio Utica Shale joint venture with Hess. Separately, CONSOL has acquired approximately 6,600 net Utica Shale acres in our area of mutual interest with Hess. In addition, the joint venture has an active leasing program in Ohio and has pending acquisitions totaling approximately 10,000 gross acres. As previously disclosed, CONSOL and Hess plan to drill 27 Utica Shale joint venture wells in 2013.

CONSOL is also in negotiations with the authority that operates the Pittsburgh International Airport for the lease of the oil and gas rights on approximately 8,800 acres surrounding the airport. These are contiguous acres which are in the liquids area of the Marcellus Shale play.

Finally, we have a 100% interest in an additional approximately 60,000 net Marcellus Shale acres in Pennsylvania and West Virginia which were not included in the original joint venture transaction with Noble Energy. This acreage includes approximately 24,000 net acres that were held out of the transaction because of consent requirements and preferential rights, but which are included in our reported acreage numbers, and approximately 36,000 acres which we believe we control based further review of our land files, subject to title verification. We intend to either offer a 50% interest in these acres to Noble Energy for development as part of the joint venture, sell these acres to a third party, or seek to develop the acres on a 100% basis.

CONSOL Energy 2013 Production Guidance

CONSOL Energy expects its net gas production to be between 170-180 Bcfe (net to CONSOL) for 2013. First quarter gas production, net to CONSOL, is expected to be approximately 39 - 41 Bcfe, as fracking schedules and other seasonal factors are expected to limit wells turned online.

Total hedged gas production in the 2013 first quarter is 17.0 Bcf, at an average price of $4.66 per Mcf. The annual gas hedge position for three years is shown in the table below:

GAS DIVISION GUIDANCE

	2013	2014	2015
Total Yearly Production (Bcfe)	170-180	N/A	N/A
Volumes Hedged (Bcf),as of 1/18/13	69.1	58.8	40.6
Average Hedge Price ($/Mcf)	$4.66	$4.87	$4.10

COAL DIVISION GUIDANCE

	Q1 2013	2013	2014	2015
Estimated Coal Sales (millions of tons)	14.0	56.3	61.6	63.8
Est. Low-Vol Met Sales	0.9	3.9	5.0	5.1
Tonnage: Firm	0.8	1.5	—	—
Avg. Price: Sold (Firm)	$121.48	$115.63	$—	$—
Est. High-Vol Met Sales	1.1	1.8	4.8	6.3
Tonnage: Firm	1.1	1.4	0.2	0.2
Avg. Price: Sold (Firm)	$64.24	$62.95	$75.53	$74.74
Est. Thermal Sales	11.9	50.1	51.1	51.7
Tonnage: Firm	11.5	48.7	23.7	15.0
Avg. Price: Sold (Firm)	$58.76	$59.06	$59.92	$61.42
Note: While the data in the table are presented as a single point estimates, the inherent uncertainty of markets and mining operations means that investors should consider a reasonable range around these estimates. CONSOL has chosen not to forecast prices for open tonnage due to ongoing customer negotiations. In the thermal sales category, the open tonnage includes two items: sold, but unpriced tons and collared tons. There are no collared tons in 2013. Collared tons in 2014 are 7.0 million tons, with a ceiling of $55.90 per ton and a floor of $46.32 per ton. Collared tons in 2015 are 8.7 million tons, with a ceiling of $57.43 per ton and a floor of $44.86 per ton. Total Amonate estimated coal sales for Q1 2013 are 0.1 million tons. Calendar years 2013, and 2014, and 2015 include 0.5, 0.7, and 0.7 million tons, respectively, from Amonate. The Amonate tons are not included in the category breakdowns.

Liquidity
Total company liquidity as of December 31, 2012 was $2.4 billion, including cash of $21.9 million.
As of December 31, 2012, CONSOL Energy had $1,418.2 million in total liquidity, which is comprised of $18.5 million of cash and $1,399.7 million available to be borrowed under its $1.5 billion bank facility. CONSOL Energy's credit facility has no borrowings. Outstanding letters of credit are $100.3 million.
As of December 31, 2012, CNX Gas Corporation had $933.2 million in total liquidity, which is comprised of $3.4 million of cash and $929.8 million available to be borrowed under its $1.0 billion bank facility. CNX Gas' credit facility has no borrowings. Outstanding letters of credit are $70.2 million.

About CONSOL Energy Inc.
CONSOL Energy Inc., the leading diversified fuel producer in the Eastern U.S., is a member of the Standard & Poor's 500 Equity Index and the Fortune 500. As of December 31, 2011, the company had 12 bituminous coal mining complexes in four states and reports proven and probable coal reserves of 4.5 billion tons. It is also a leading Eastern U.S. gas producer, with proved reserves of 3.5 trillion cubic feet. Additional information about CONSOL Energy can be found at its web site: www.consolenergy.com. The company will host a conference call at 10:00 a.m. ET. The call can be accessed at the investor relations section of the company's web site, at www.consolenergy.com. A set of slides accompanying the call has been posted to the web site.

Non-GAAP Financial Measures

Definition: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Adjusted EBITDA is defined as EBITDA after adjusting for the discrete items listed below. Although EBIT, EBITDA, and Adjusted EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company's operating performance before debt expense and its cash or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDA, or Adjusted EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies.

Reconciliation of EBIT, EBITDA and Adjusted EBITDA to financial net income attributable to CONSOL Energy Shareholders is as follows (dollars in 000):

	Three Months Ended
	December 31,
	2012	2011
Net Income	$149,903	$195,635

Add: Interest Expense	51,272	58,381
Less: Interest Income	(3,959)	(8,118)
Add: Income Taxes	48,773	42,035
Earnings Before Interest & Taxes (EBIT)	245,989	287,933

Add: Depreciation, Depletion & Amortization	159,732	151,785

Earnings Before Interest, Taxes and DD&A (EBITDA)	405,721	439,718

Adjustments:
Voluntary Severance Incentive Program	13,304	—
Total Pre-tax Adjustments	13,304	—

Adjusted Earnings Before Interest, Taxes and DD&A ( Adjusted EBITDA)	$419,025	$439,718

Forward-Looking Statements
Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: deterioration in economic conditions in any of the industries in which our customers operate, or sustained uncertainty in financial markets cause conditions we cannot predict; an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows; our customers extending existing contracts or entering into new long-term contracts for coal; our reliance on major customers; our inability to collect payments from customers if their creditworthiness declines; the disruption of rail, barge, gathering, processing and transportation facilities and other systems that deliver our coal and gas to market; a loss of our competitive position because of the competitive nature of the coal and gas industries, or a loss of our competitive position because of overcapacity in these industries impairing our profitability; coal users switching to other fuels in order to comply with various environmental standards related to coal combustion emissions; the impact of potential, as well as any adopted regulations relating to greenhouse gas emissions on the demand for coal and natural gas, as well as the impact of any adopted regulations on our coal mining operations due to the venting of coalbed methane which occurs during mining; foreign currency fluctuations could adversely affect the competitiveness of our coal abroad; the risks inherent in coal and gas operations being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions which could impact financial results; our focus on new gas development projects and exploration for gas in areas where we have little or no proven gas reserves; decreases in the availability of, or increases in, the price of commodities and services used in our mining and gas operations, as well as our exposure under "take or pay" contracts we entered into with well service providers to obtain services of which if not used could impact our cost of production; obtaining and renewing governmental permits and approvals for our coal and gas operations; the effects of government regulation on the discharge into the water or air, and the disposal and clean-up of, hazardous substances and wastes generated during our coal and gas operations; the effects of stringent federal and state employee health and safety regulations, including the ability of regulators to shut down a mine or well; the potential for liabilities arising from environmental contamination or alleged environmental contamination in connection with our past or current coal and gas operations; the effects of mine closing, reclamation, gas well closing and certain other liabilities; uncertainties in estimating our economically recoverable coal and gas reserves; defects may exist in our chain of title and we may incur additional costs associated with perfecting title for coal or gas rights on some of our properties or failing to acquire these additional rights we may have to reduce our estimated reserves; the outcomes of various legal proceedings, which are more fully described in our reports filed under the Securities Exchange Act of 1934; the impacts of various asbestos litigation claims; increased exposure to employee related long-term liabilities; increased exposure to multi-employer pension plan liabilities; minimum funding requirements by the Pension Protection Act of 2006 (the Pension Act) coupled with the significant investment and plan asset losses suffered during the recent economic decline has exposed us to making additional required cash contributions to fund the pension benefit plans which we sponsor and the multi-employer pension benefit plans in which we participate; lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan exceeding total service and interest cost in a plan year; acquisitions and joint ventures that we recently have completed or entered into or may make in the future including the accuracy of our assessment of the acquired businesses and their risks, achieving any anticipated synergies, integrating the acquisitions and unanticipated changes that could affect assumptions we may have made and divestitures we anticipate may not occur or produce anticipated proceeds including joint venture partners paying anticipated carry obligations; the anti-takeover effects of our rights plan could prevent a change of control; increased exposure on our financial performance due to the degree we are leveraged; replacing our natural gas reserves, which if not replaced, will cause our gas reserves and gas production to decline; our ability to acquire water supplies needed for gas drilling, or our ability to dispose of water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; our hedging activities may prevent us from benefiting from price increases and may expose us to other risks; changes in federal or state income tax laws, particularly in the area of percentage depletion and intangible drilling costs, could cause our financial position and profitability to deteriorate; and other factors discussed in the 2011 Form 10-K under "Risk Factors," as updated by any subsequent Form 10-Qs, which are on file at the Securities and Exchange Commission.

Contacts:

Investors: Dan Zajdel at (724) 485-4169, danzajdel@consolenergy.com and Tyler Lewis at (724) 485-3157, tylerlewis@consolenergy.com

Media: Lynn Seay at (724) 485-4065, lynnseay@consolenergy.com

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
(UNAUDITED)	December 31,		December 31,
	2012	2011	2012	2011
Sales—Outside	$1,241,141	$1,367,646	$4,825,946	$5,660,813
Sales—Gas Royalty Interests	14,698	14,738	49,405	66,929
Sales—Purchased Gas	873	1,047	3,316	4,344
Freight—Outside	15,741	75,225	141,936	231,536
Other Income	116,508	83,552	409,704	153,620
Total Revenue and Other Income	1,388,961	1,542,208	5,430,307	6,117,242
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	833,493	880,922	3,421,953	3,501,298
Gas Royalty Interests' Costs	10,951	12,749	38,867	59,331
Purchased Gas Costs	588	981	2,711	3,831
Freight Expense	15,741	75,225	141,936	231,347
Selling, General and Administrative Expenses	38,659	45,156	148,071	175,467
Depreciation, Depletion and Amortization	159,732	151,785	622,780	618,397
Interest Expense	51,272	58,381	220,060	248,344
Taxes Other Than Income	80,112	79,339	336,655	344,460
Abandonment of Long-Lived Assets	—	—	—	115,817
Loss on Debt Extinguishment	—	—	—	16,090
Transaction and Financing Fees	—	—	—	14,907
Total Costs	1,190,548	1,304,538	4,933,033	5,329,289
Earnings Before Income Taxes	198,413	237,670	497,274	787,953
Income Taxes	48,773	42,035	109,201	155,456
Net Income	149,640	195,635	388,073	632,497
Less: Net Income Attributable to Noncontrolling Interest	263	—	397	—
Net Income Attributable to CONSOL Energy Inc. Shareholders	$149,903	$195,635	$388,470	$632,497
Earnings Per Share:
Basic	$0.66	$0.86	$1.71	$2.79
Dilutive	$0.65	$0.85	$1.70	$2.76
Weighted Average Number of Common Shares Outstanding:
Basic	227,898,021	226,971,597	227,593,524	226,680,369
Dilutive	229,934,465	229,314,370	229,141,767	229,003,599
Dividends Paid Per Share	$0.250	$0.125	$0.625	$0.425

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands)

	Three Months Ended		Year Ended
(UNAUDITED)	December 31,		December 31,
	2012	2011	2012	2011
Net Income	$149,640	$195,635	$388,073	$632,497
Other Comprehensive Income:
Treasury Rate Lock (Net of tax: $-, $-, $-, $59)	—	—	—	(96)
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($32,629), $22,145, ($77,871), $1,583)	54,151	(65,854)	129,231	(32,813)
Net Increase in the Value of Cash Flow Hedge (Net of tax: ($21,877), ($69,323), ($73,593), ($129,235))	33,960	108,279	114,240	200,700
Reclassification of Cash Flow Hedges from Other Comprehensive Income to Earnings (Net of tax: $23,724, $24,179, $121,484, $60,925)	(35,662)	(38,288)	(189,259)	(95,007)

Other Comprehensive Income	52,449	4,137	54,212	72,784

Comprehensive Income	202,089	199,772	442,285	705,281

Less: Comprehensive Loss Attributable to Noncontrolling Interest	263	—	397	—

Comprehensive Income Attributable to CONSOL Energy Inc. Shareholders	$202,352	$199,772	$442,682	$705,281

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

(UNAUDITED)
	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$21,878	$375,736
Accounts and Notes Receivable:
Trade	428,328	462,812
Notes Receivable	318,387	314,950
Other Receivables	131,131	105,708
Accounts Receivable—Securitized	37,846	—
Inventories	247,766	258,335
Deferred Income Taxes	148,104	141,083
Restricted Cash	48,294	—
Prepaid Expenses	157,360	239,353
Total Current Assets	1,539,094	1,897,977
Property, Plant and Equipment:
Property, Plant and Equipment	15,545,204	14,087,319
Less—Accumulated Depreciation, Depletion and Amortization	5,354,237	4,760,903
Total Property, Plant and Equipment—Net	10,190,967	9,326,416
Other Assets:
Deferred Income Taxes	444,585	507,724
Restricted Cash	20,379	22,148
Investment in Affiliates	222,830	182,036
Notes Receivable	25,977	300,492
Other	227,077	288,907
Total Other Assets	940,848	1,301,307
TOTAL ASSETS	$12,670,909	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

(UNAUDITED)
	December 31, 2012	December 31, 2011
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$507,982	$522,003
Current Portion of Long-Term Debt	13,485	20,691
Short-Term Notes Payable	25,073	—
Accrued Income Taxes	34,219	75,633
Borrowings Under Securitization Facility	37,846	—
Other Accrued Liabilities	768,494	770,070
Total Current Liabilities	1,387,099	1,388,397
Long-Term Debt:
Long-Term Debt	3,124,473	3,122,234
Capital Lease Obligations	50,113	55,189
Total Long-Term Debt	3,174,586	3,177,423
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	2,832,401	3,059,671
Pneumoconiosis Benefits	174,781	173,553
Mine Closing	446,727	406,712
Gas Well Closing	148,928	124,051
Workers’ Compensation	155,648	151,034
Salary Retirement	218,004	269,069
Reclamation	47,965	39,969
Other	131,025	124,936
Total Deferred Credits and Other Liabilities	4,155,479	4,348,995
TOTAL LIABILITIES	8,717,164	8,914,815
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 228,129,467 Issued and 228,094,712 Outstanding at December 31, 2012; 227,289,426 Issued and 227,056,212 Outstanding at December 31, 2011	2,284	2,273
Capital in Excess of Par Value	2,296,908	2,234,775
Preferred Stock, 15,000,000 authorized, None issued and outstanding	—	—
Retained Earnings	2,402,551	2,184,737
Accumulated Other Comprehensive Loss	(747,342)	(801,554)
Common Stock in Treasury, at Cost—34,755 Shares at December 31, 2012 and 233,214 Shares at December 31, 2011	(609)	(9,346)
Total CONSOL Energy Inc. Stockholders’ Equity	3,953,792	3,610,885
Noncontrolling Interest	(47)	—
TOTAL EQUITY	3,953,745	3,610,885
TOTAL LIABILITIES AND EQUITY	$12,670,909	$12,525,700

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollars in thousands, except per share data)

(UNAUDITED)	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Common Stock in Treasury	Total CONSOL Energy Inc. Stockholders’ Equity	Non- Controlling Interest	Total Equity
Balance at December 31, 2011	$2,273	$2,234,775	$2,184,737	$(801,554)	$(9,346)	$3,610,885	$—	$3,610,885
Net Income	—	—	388,470	—	—	388,470	(397)	388,073
Gas Cash Flow Hedge (Net of $47,891 Tax)	—	—	—	(75,019)	—	(75,019)	—	(75,019)
Actuarially Determined Long-Term Liability Adjustments (Net of ($77,871) Tax)	—	—	—	129,231	—	129,231	—	129,231
Comprehensive Income	—	—	388,470	54,212	—	442,682	(397)	442,285
Issuance of Treasury Stock	—	—	(28,378)	—	8,737	(19,641)	—	(19,641)
Issuance of Common Stock	11	8,267	—	—	—	8,278	—	8,278
Tax Benefit From Stock-Based Compensation	—	6,028	—	—	—	6,028	—	6,028
Amortization of Stock-Based Compensation Awards	—	47,838	—	—	—	47,838	—	47,838
Net Change in Noncontrolling Interest	—	—	—	—	—	—	350	350
Dividends ($0.625 per share)	—	—	(142,278)	—	—	(142,278)	—	(142,278)
Balance at December 31, 2012	$2,284	$2,296,908	$2,402,551	$(747,342)	$(609)	$3,953,792	$(47)	$3,953,745

CONSOL ENERGY INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Three Months Ended		Year Ended
(UNAUDITED)	December 31,		December 31,
	2012	2011	2012	2011
Cash Flows from Operating Activities:
Net Income	149,640	195,635	$388,073	$632,497
Adjustments to Reconcile Net Income to Net Cash Provided By Operating Activities:
Depreciation, Depletion and Amortization	159,732	151,785	622,780	618,397
Abandonment of Long-Lived Assets	—	—	—	115,817
Stock-Based Compensation	9,415	11,759	47,838	48,842
Gain on Sale of Assets	(91,978)	(56,490)	(282,235)	(46,497)
Loss on Debt Extinguishment	—	—	—	16,090
Amortization of Mineral Leases	840	3,459	4,658	7,608
Deferred Income Taxes	(1,424)	(53,131)	(6,649)	(53,011)
Equity in Earnings of Affiliates	(4,372)	(4,674)	(27,048)	(24,663)
Changes in Operating Assets:
Accounts and Notes Receivable	(33,577)	(33,558)	(20,218)	(83,770)
Inventories	18,773	(16,644)	10,569	(380)
Prepaid Expenses	9,457	5,042	8,095	4,431
Changes in Other Assets	1,920	1,299	(7,041)	17,745
Changes in Operating Liabilities:
Accounts Payable	(25,324)	46,332	(20,106)	144,652
Other Operating Liabilities	(1,504)	17,557	(12,634)	84,146
Changes in Other Liabilities	448	877	1,917	30,309
Other	5,920	5,954	20,130	15,393
Net Cash Provided by Operating Activities	197,966	275,202	728,129	1,527,606
Cash Flows from Investing Activities:
Capital Expenditures	(423,209)	(384,908)	(1,575,230)	(1,382,371)
Change in Restricted Cash	(48,294)	—	(48,294)	—
Proceeds from Sales of Assets	62,623	52,680	646,565	747,971
Distributions From, net of (Investments In), Equity Affiliates	(4,750)	(14,984)	(23,451)	55,876
Net Cash Used in Investing Activities	(413,630)	(347,212)	(1,000,410)	(578,524)
Cash Flows from Financing Activities:
Payments on Short-Term Borrowings	—	—	—	(284,000)
Proceeds from (Payments on) Miscellaneous Borrowings	22,159	(2,307)	15,594	(11,627)
Proceeds from (Payments on) Securitization Facility	37,846	—	37,846	(200,000)
Payments on Long-Term Notes, Including Redemption Premium	—	—	—	(265,785)
Proceeds from Issuance of Long-Term Notes	—	—	—	250,000
Tax Benefit from Stock-Based Compensation	6,100	3,247	8,678	8,281
Dividends Paid	(56,988)	(28,384)	(142,278)	(96,356)
Proceeds from Issuance of Common Stock	7,044	—	8,278	—
(Purchases) Issuance of Treasury Stock	(9,594)	2,814	(9,485)	9,033
Debt Issuance and Financing Fees	17	(147)	(210)	(15,686)
Net Cash Used in Financing Activities	6,584	(24,777)	(81,577)	(606,140)
Net (Decrease) Increase in Cash and Cash Equivalents	(209,080)	(96,787)	(353,858)	342,942
Cash and Cash Equivalents at Beginning of Period	230,958	472,523	375,736	32,794
Cash and Cash Equivalents at End of Period	$21,878	$375,736	$21,878	$375,736